Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated February 22, 2005 (March 8, 2005 as to the effects of the restatement described in the first paragraph of Note 2, “Restatements,” April 1, 2005 as to Note 17 and September 2, 2005 as to the effects of the restatement described in the second paragraph of Note 2, “Restatements”), which report includes an explanatory paragraph regarding restatements of the 2004 and 2003 balance sheets and the 2004, 2003 and 2002 statements of cash flows, relating to the financial statements and financial statement schedules of FreightCar America, Inc. appearing in the Prospectus which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

September 6, 2005